UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 9, 2025

Entero Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37853	46-4993860
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Yamato Road, Suite 502 Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 589-7020

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ENTO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement

The information set forth in Item 5.02 below regarding the termination of the consulting agreement is incorporated by reference in this Item 1.02.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Termination of Richard Joel Paolone as Interim Chief Executive Officer and Chairman of the Board

On September 3, 2025, the Board of Directors (the “Board”) of Entero Therapeutics, Inc. (the “Company”) terminated Richard Joel Paolone as Interim Chief Executive Officer of the Company and Chairman of the Board, without cause, effective immediately. Mr. Paolone’s termination is not due to any disagreement with the Company regarding its financial reporting, policies or practices. Mr. Paolone continues to serve as a director on the Board of the Company.

On September 3, 2025, in connection with his termination as Interim Chief Executive Officer and Chairman of the Board, the Company terminated the consulting agreement between the Company and Mr. Paolone, dated February 12, 2025. The termination was without cause, effective immediately, and included payment in lieu of the contractual notice period.

Appointment of Jason D. Sawyer as Interim Chief Executive Officer

On September 4, 2025, Jason D. Sawyer was appointed to serve as Interim Chief Executive Officer of the Company, effective immediately. Mr. Sawyer continues to serve as a director on the Board of the Company.

Jason D. Sawyer is a 32-year veteran of the alternative investment industry and currently serves as General Manager of Access Alternative Group S.A., a Nassau, Bahamas-based venture investment and advisory firm. Over his career, Mr. Sawyer and the firms in which he was a principal have raised more than $5 billion in alternative assets and deployed more than US$300 million in early and growth-stage investments across software, fintech, blockchain, biotech, clean tech, natural resources, health and fitness, energy, and consumer products. His prior roles include Principal at Crane Capital Associates and Head of its Absolute Return Strategies Group and Founding Partner of Candlebrook Capital, which was an early sponsor of best-in-class ABL funds such as Brevet Capital and Third Eye Capital, as well as numerous other brandname private equity and hedge funds. He has also co-founded and financed ventures such as Pacific West Stone, California Fitness, Sanna Health Corp., and Caary Capital. Mr. Sawyer currently serves as Head of Finance and M&A at Quantum BioPharma (Nasdaq: QNTM), is a director of The FUTR Corp. (TSX.V: FTRC), and serves on the board of Lixte Biotechnology Holdings, Inc. (Nasdaq: LIXT), where he chairs the compensation committee and is a member of the audit committee.

There are no arrangements or understandings between Mr. Sawyer and any other persons pursuant to which he was selected as an officer of the Company. There are also no family relationships between Mr. Sawyer and any director or executive officer of the Company, and Mr. Sawyer does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Sawyer’s compensation as Interim Chief Executive Officer will be determined at a later time.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entero Therapeutics, Inc.

September 9, 2025	By:	/s/ Jason D. Sawyer
	Name:	Jason D. Sawyer
	Title:	Interim Chief Executive Officer